Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Financial Results

For the First Quarter Ended April 3, 2022

SARASOTA, FL, May 13, 2022 (GLOBE NEWSWIRE)—Uniroyal Global Engineered Products, Inc. (OTCQB:UNIR) today reported financial results for the first quarter of fiscal 2022 ended April 3, 2022.

Financial Summary

•	Net Sales of $20,070,551 declined 8.3% from the first quarter of the prior year
•	Net Loss of $545,356 versus Net Income of $1,036,001 which included non-recurring income
•	Loss Per Common Share of $0.15 versus Earnings Per Common Share of $0.06 in the prior year

Overview

Delays in customer production levels due to supply shortages, primarily microchips to the Automotive manufacturers, the lingering effects of the Covid viruses, a ramped up inflationary environment, as well as unfavorable currency adjustments, all led to significant headwinds for the Company in the first quarter of this year. Our U.K. operations was negatively impacted in particular this quarter as 90% of its sales were to the Automotive Industry. Production delays in the Automotive Industry led to a decline of 16.8% in automotive sales for our U.K. operations versus the same quarter of the previous year. Our U.K. operations comprised 49.4% of our total sales this quarter.

Unlike the first quarter of 2022, in the first quarter of last year Pre-tax earnings benefited in aggregate by approximately $1.0 million due to the Paycheck Protection Program and a favorable currency adjustment.

To bolster liquidity until selling conditions to the Automotive Industry improve, beginning with the second quarter of this year, the Company’s majority shareholder waived interest payments on certain leases and notes for a twelve-month period and executive officers of the Company agreed to a reduction in their salaries for the same time period. The total amount of cost savings will be approximately $731,000 for fiscal 2022 and $244,000 for the first quarter of fiscal 2023.

Net Sales

Net sales for the first quarter of fiscal 2022 were $20,070,551 versus $21,896,001 for the first quarter of fiscal 2021, a decline of 8.3%.

Revenue by Sector

From a Sector perspective, Automotive sales which represented 59.4% of total Company sales, declined 15.0% for the quarter versus the same period last year. Automotive sales for our U.K. operations declined 16.8% while Automotive sales for our U.S. operations declined 9.1% versus the prior year as we continued to experience customer production disruptions primarily due to computer chip shortages. However, customer production disruptions were less prevalent in the first quarter of 2022 than in the fourth quarter of 2021, a positive trend we hope continues. Our U.K. operations represented approximately 75% of the total Automotive sales for this quarter.

Our Industrial Sector which represented 40.6% of total Company sales, increased 3.6% this year versus the prior year led by higher demand due to the reopening of industries such as hospitality, physical fitness and health services. This increase in demand was largely from our U.S. operations which represented 88.0% of the total Industrial Sector sales.

Revenue by Customer Location

Approximately 51.1% of total Company sales were to customers located in North America with the remaining 48.9% from international customers, primarily in Europe. In total, North American sales were up slightly (0.8%) for the quarter as increased sales in the Industrial Sector more than offset the declines in the Automotive Sector. International sales this quarter declined 16.3% versus the first quarter of fiscal 2021. Europe is the dominant region of our international sales, which are largely from customers supplying the Automotive industry.

Net (Loss)/Income

Net Loss for the first quarter of fiscal 2022 was $545,356 versus Net Income of $1,036,001 for the first quarter of fiscal 2021. Net Income for the first quarter of last year benefited in aggregate by approximately $1.0 million from funding through the Paycheck Protection Program and a favorable currency adjustment. These items did not reoccur in the first quarter of this year.

The Net Loss incurred in the first quarter of fiscal 2022 was due in part to the decline in total Company sales. Gross Profit Margins were 13.3% this quarter versus 14.8% in the first quarter of last year as certain price increases implemented during the first quarter of this year due to increased raw material costs were not yet fully realized during the quarter. It continues to be a struggle to get acceptance of price increases in a timely manner in certain industries. The frequency and magnitude of raw material cost increases experienced in the first quarter of this year seem to be less severe as we move into the second quarter of fiscal 2022.

We continue to monitor cost increases closely and intend to pass on these costs as much as possible while at the same time reducing internal costs and enhancing efficiencies.

Net (Loss) Income Allocable to Common Shareholders

Net Loss allocable to common shareholders in the first quarter of this year was $545,356, or $0.15 per common share, versus Net Income allocable to common shareholders of $219,587, or $0.06 per common share. The Net Income allocable to common shareholders for the first quarter of 2021 is after an accrual for the Preferred Stock Dividend of $816,414. The preferred dividend payments were deferred to provide additional liquidity. The deferred dividends were subsequently forgiven in the third quarter of 2021 under amended documents that govern the dividends. In addition, the preferred shareholders are no longer entitled to a quarterly dividend until such time as the Company declares a dividend payable. To preserve cash, quarterly preferred dividends were not declared during the first quarter of 2022.

Weighted average shares outstanding were 3,736,006 for both fiscal first quarters.

For further details, see the Company’s Form 10-Q filed on May 13, 2022.

About Uniroyal Global Engineered Products, Inc.

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl-coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2021 was derived approximately 58.8% from the automotive industry and 41.2% from the recreational, industrial, indoor and outdoor furnishings, hospitality and healthcare markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium® and Ambla®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

Elizabeth Henson

(941) 906-8580

lhenson@uniroyalglobal.com

Uniroyal Global Engineered Products, Inc.

Consolidated Balance Sheets

	(Unaudited)

ASSETS	April 3, 2022	January 2, 2022
CURRENT ASSETS
Cash and cash equivalents	$324,499	$444,973
Accounts receivable, net	11,692,484	8,561,227
Inventories, net	24,142,917	21,840,404
Other current assets	2,503,150	2,196,322
Related party receivable	34,766	453
Total Current Assets	38,697,816	33,043,379

PROPERTY AND EQUIPMENT, NET	16,437,509	17,047,606
OPERATING LEASE RIGHT-OF-USE ASSETS, NET	5,367,004	5,626,542

OTHER ASSETS
Intangible assets	3,277,356	3,336,068
Goodwill	1,079,175	1,079,175
Other long-term assets	4,463,198	4,322,855
Total Other Assets	8,819,729	8,738,098
TOTAL ASSETS	$69,322,058	$64,455,625

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$242,011	$76,134
Lines of credit	21,443,596	17,816,919
Current maturities of long-term debt	3,489,646	2,365,905
Current maturities of finance lease liabilities	165,828	210,007
Accounts payable	11,379,971	8,959,467
Accrued expenses and other liabilities	3,829,926	3,658,612
Current maturities of related party finance lease liabilities	172,278	167,389
Current portion of postretirement benefit liability - health and life	169,749	169,749
Total Current Liabilities	40,893,005	33,424,182

LONG-TERM LIABILITIES
Long-term debt, less current portion	5,273,656	6,854,257
Finance lease liabilities, less current portion	21,288	36,372
Operating lease liabilities, less current portion	5,158,797	5,391,395
Related party finance lease liabilities, less current portion	2,300,866	2,344,239
Long-term debt to related parties	4,216,566	4,216,566
Postretirement benefit liability - health and life, less current portion	2,572,371	2,583,610
Other long-term liabilities	937,735	960,526
Total Long-Term Liabilities	20,481,279	22,386,965
Total Liabilities	61,374,284	55,811,147

STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 20,000,000 units authorized; 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 15,000,000 units authorized; 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 3,736,006 shares issued and outstanding as of April 3, 2022 and January 2, 2022	3,736	3,736
Additional paid-in capital	35,290,590	35,290,590
Accumulated deficit	(27,004,546)	(26,459,190)
Accumulated other comprehensive loss	(1,422,831)	(1,271,483)
Total Stockholders' Equity	7,947,774	8,644,478

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$69,322,058	$64,455,625

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended

	April 3, 2022	April 4, 2021

NET SALES	$20,070,551	$21,896,001

COST OF GOODS SOLD	17,405,495	18,658,664

Gross Profit	2,665,056	3,237,337

OPERATING EXPENSES:
Selling	724,321	898,712
General and administrative	1,800,218	1,579,027
Research and development	389,108	327,458
Total Operating Expenses	2,913,647	2,805,197

Operating (Loss) Income	(248,591)	432,140

OTHER (EXPENSE) INCOME:
Interest expense	(438,508)	(403,746)
Funding from Paycheck Protection Program	-	838,864
Other (expense) income	(14,396)	206,304
Net Other (Expense) Income	(452,904)	641,422

(LOSS) INCOME BEFORE TAX (BENEFIT) PROVISION	(701,495)	1,073,562

TAX (BENEFIT) PROVISION	(156,139)	37,561

NET (LOSS) INCOME	(545,356)	1,036,001

Preferred stock dividend	-	(816,414)

NET (LOSS) INCOME ALLOCABLE TO COMMON SHAREHOLDERS	$(545,356)	$219,587

(LOSS) EARNINGS PER COMMON SHARE:
Basic and Diluted	$(0.15)	$0.06
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	3,736,006	3,736,006